Exhibit 99.1

LightPath Technologies, Inc. Announces Completion of $2.9

Million Financing

For Immediate Release

(August 4, 2008) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a leading manufacturer of precision optical products, announced that it has raised gross proceeds of approximately $2,929,000 through the sale of 8% convertible debentures to a group of institutional and private investors. LightPath, a leader in optics for laser-based applications, will use the funds to provide working capital for the company.

The debentures are immediately convertible into 1,901,948 shares of common stock. Investors also received warrants to purchase up to 950,974 shares of the Company’s common stock. The warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the warrants priced at $1.68 per share and 35% of the warrants priced at $1.89 per share. If all of the warrants were exercised, LightPath would receive additional proceeds in the amount of $1,645,184. Interest on the debentures is payable quarterly commencing on October 1, 2008. The interest due on October 1, 2008 was prepaid by the company on August 1, 2008 by issuing shares of common stock in payment of such interest. The remaining interest payments may be paid in cash or in LightPath common stock.

Investors who participated in LightPath’s July 2007 common stock private placement equity were offered an incentive to invest in the current offering. Four investors from the 2007 offering participated in the current offering and as a result LightPath reduced the exercise price of the warrants they received in the 2007 offering from $5.50 per share to $2.61 per share. Additionally, such investors were issued 73,228 incentive shares.

None of the debentures, the warrants, the shares into which the debentures are convertible or the shares issuable upon exercise of the warrants or the incentive shares have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The company has agreed to cause the shares to be issued upon conversion of the debenture and the shares issuable upon exercise of the warrants and the incentive shares to be registered for resale with the Securities and Exchange Commission. This release does not constitute an offer to sell securities.

First Montauk Securities Corp. acted as exclusive placement agent for the offering.

Jim Gaynor, President & CEO, said, “We are pleased that in this difficult financial environment we were able to complete our offering. The proceeds will help us continue to fuel our marketing efforts and increase our growth in China. We will be announcing our interim financial results for the fourth quarter in August and final results are planned for the second half of September. We anticipate that those results will reflect continued progress on our expanding revenue base and sustained reductions in our fixed overhead structure as well as our variable costs.”

Mr. Gaynor concluded, “I want to thank our employees and suppliers who have been very supportive as we have executed and implemented our new business model. Our organization has been able to manage the transformation and continues to grow the business, which speaks volumes to the capability and value that LightPath is building. With the completion of this financing, we believe that the company is positioned for strong profitable growth. As a result, we will retain Alliance Advisors, LLC to initiate a proactive and targeted investor relations campaign and ensure that our shareholders and members of the investment community are properly informed of our strategy and competitive advantages as we move forward.”

Bob Ripp, Chairman, commented, ” As a sign of confidence five directors of the board as well as two of LightPath’s senior executives have invested in this financing. This represented 12% of the total amount raised. LightPath has the cost structure in place to pursue its new business model and with the continued cooperation of CDGM as well as the growth in relationships with other Chinese suppliers and customers; LightPath believes it will continue to improve its market share position and operational financial performance. We also remain confident that in the future we will have the opportunity to further leverage our technology and manufacturing expertise in China with a Chinese partner.”

Since the company was unable to raise the entire required $5 million for our proposed joint venture with CDGM, China’s largest glass manufacturer, LightPath will utilize some of the proceeds to make a modest investment in the imaging consumer market for cell phones and digital cameras. The investment will be for an optical design team, sales staff and manufacturing equipment. The personnel and equipment will all be deployed in China to continue to expand in this large emerging market opportunity in China.

Mr. Ripp, concluded; ” While we were not able to secure all of the $5 million financing necessary to fund our investment in the proposed joint venture with CDGM, I thank our partner CDGM for their patience and flexibility and for continuing discussions about working towards penetrating the consumer imaging market together.”

About LightPath

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

About Alliance Advisors, LLC

Alliance Advisors, LLC is a focused and dedicated organization that acts as a premier informational resource for institutional investors, hedge funds, buy and sell-side analysts, small to large brokerage firms and accredited investors. Alliance Advisors helps their clients' companies package their corporate information in a clear, concise and consistent manner while facilitating introductions to the right investors at the most opportune time. For more information visit www.allianceadvisors.net

Contacts:

LightPath Technologies, Inc.

Jim Gaynor, President & CEO or Dorothy Cipolla, CFO

+1 (407) 382-4003

Email: inv_rel@lightpath.com

Alliance Advisors, LLC

Alan Sheinwald, President

+1 (914) 669-0222

Email: asheinwald@allianceadvisors.net

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.